Exhibit 99.1

CJK Inc. dba Hana Meds
Financial Statements
December 31, 2018

5300 N. Central Avenue #200 ● Phoenix, Arizona 85012

602.776.6300 ● 1.888.346.0072 ● Fax: 602.279.4537 ● www.pricekong.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors

CJK Inc. dba Hana Meds

Tempe, AZ

We have audited the accompanying financial statements of CJK Inc. dba Hana Meds (an Arizona nonprofit organization), which comprise the statement of financial position as of December 31, 2018, and the related statements of activities, functional expenses, and cash flows for the year then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CJK Inc. dba Hana Meds as of December 31, 2018, and the changes in its net assets and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Price, Kong & Co., CPA’s, P.A.

Phoenix, Arizona

March 20, 2019

5300 N. Central #200 ● Phoenix, Arizona 85012

602.776.6300 ● 1.888.346.0072 ● FAX: 602.279.4537 ● WWW.PRICEKONG.COM

CJK Inc. dba Hana Meds
Statement of Financial Position
December 31, 2018

ASSETS

Current Assets
Cash and cash equivalents	$55,535
Accounts receivable	67,091
Due from related party	2,361,859
Inventory	143,802
Prepaid expenses	8,468
Refundable deposit	27,800
Total Current Assets	2,664,555

Fixed assets, net	18,244

Total Assets	$2,682,799

LIABILITIES AND NET DEFICIT

Current Liabilities
Accounts payable	$19,417
Accrued expenses	25,900
Sales tax payable	22,275
Management services payable	1,412,803
Due to related party	2,787,117
Total Current Liabilities	4,267,512

Net Deficit
Without restrictions	(1,584,713)
Total Liabilities and Net Deficit	$2,682,799

The accompanying notes are an integral part of these financial statements.

CJK Inc. dba Hana Meds
Statement of Activities

For the year ended December 31, 2018

Operating Revenue and Gains:
Medicinal sales	$3,744,357
Gain on restructuring of operating leases	1,246,937
Total Operating Revenue and Gains	4,991,294

Operating Expenses
Cost of medicinal sales	3,560,294
General and administrative	613,444
Total Operating Expenses	4,173,738

Change in Net Assets	817,556

Net Deficit - Beginning of Year	(2,402,269)

Net Deficit - End of Year	$(1,584,713)

The accompanying notes are an integral part of these financial statements.

CJK Inc. dba Hana Meds

Statement of Functional Expenses

For the year ended December 31, 2018

	Cost of Medicinal Sales	General and Administrative	Total
Direct materials	$2,479,763	$-	$2,479,763
Management fees	325,158	175,085	500,243
Labor	282,332	170,914	453,246
Rent	249,518	58,214	307,732
Advertising	-	155,402	155,402
Utilities	82,003	5,250	87,253
Computer and internet	27,979	6,146	34,125
Repairs and maintenance	26,604	3,063	29,667
Professional fees	16,867	9,583	26,450
Insurance	16,645	8,963	25,608
Licensing	17,249	-	17,249
Office expenses	12,660	6,852	19,512
Travel and training	6,629	3,687	10,316
Depreciation	5,348	-	5,348
Other	11,539	10,285	21,824
Total Functional Expenses	$3,560,294	$613,444	$4,173,738

The accompanying notes are an integral part of these financial statements.

CJK Inc. dba Hana Meds
Statement of Cash Flows

For the year ended December 31, 2018

Cash Flows from Operating Activities:
Change in net assets	$817,556
Adjustments to reconcile change in net assets to net cash used for operating activities:
Depreciation expense	5,348
Gain on restructuring of operating leases	(1,246,937)
(Increase) decrease in operating assets:
Accounts receivable	(59,041)
Due from related party	(245,348)
Inventory	84,060
Prepaid expenses	(1,286)
Refundable deposit	(300)
Increase (decrease) in operating liabilities:
Accounts payable	9,464
Sales tax payable	(420,690)
Management service payable	500,243
Due to related party	519,505
Net cash used for operating activities	(37,426)

Cash Flows from Investing Activities:
Purchase of fixed assets	(21,045)
Net cash used for investing activities	(21,045)

Net Change in Cash	(58,471)

Cash - Beginning of Year	114,006

Cash - End of Year	$55,535

The accompanying notes are an integral part of these financial statements.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 1 – NATURE OF ACTIVITIES

CJK Inc. dba Hana Meds (the Organization, we us, our) is an Arizona corporation operating on a not-for-profit basis that was incorporated in April 2012. The Organization’s mission is to function as a full service alternative health and wellness facility that provides medicinal cannabis and natural homeopathic remedies in a compassionate, safe and supportive environment for qualified patients and caregivers. To this end, the Organization operates as a medical marijuana dispensary and medical marijuana cultivation facility and health and wellness center, while at all times complying with the Arizona Medical Marijuana Act, Arizona Revised Statutes (A.R.S.) Title 36, Chapter 28 (the “Act”), and the rules and regulations propagated by the Arizona Department of Health Services (“DHS”) (the “Rules” thereunder).

DHS previously divided the State of Arizona into 126 distinct geographical regions known as “Community Health Analysis Areas” (each, a “CHAA”), and pursuant to the Act and the Rules allocated one dispensary registration certificate (“Certificate”) to each CHAA. A Certificate entitles the organization holding it to operate a retail dispensary and medical marijuana cultivation facility, subject to the conditions, restrictions and limitations set forth in the Act and the Rules.

The Organization’s operations are dependent on economic and legal conditions which affect the medicinal cannabis and health care industries, and changes in those conditions may affect the Organization’s continuing operations. While the nature of the Organization’s business is considered legalized and approved by the State of Arizona, it is considered to be an illegal activity under Federal law. Accordingly, certain additional risks and uncertainties are prevalent as discussed in the following notes.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The preparation of the financial statements in conformity with generally accepted accounting principles within the United States (“U.S. GAAP”) as promulgated by the Financial Accounting Standards Board (“FASB”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

Use of Estimates

The preparation of the financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results may differ from those estimates.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Organization considers all highly liquid instruments with an original maturity of three months or less to be cash and cash equivalents.

Accounts Receivable

Accounts receivable are recorded at their net realizable value. The Organization provides for potentially uncollectible accounts receivable by use of the allowance method. The allowance is provided based upon a review of the individual accounts outstanding, prior history of uncollectible accounts, and existing economic conditions. Receivables past due more than 60 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

As of December 31, 2018, the accounts receivable balance was $67,091. All of this balance was due from unrelated dispensaries for the purchase of wholesale inventory. The Organization considers this balance fully collectible; accordingly, the allowance for uncollectible accounts receivable is $0 as of December 31, 2018.

Inventories

Inventories are valued at the lower of cost (first in, first out basis) or market, and consist primarily of cannabis in the form of packaged flower, edibles, accessories, and concentrates. Inventory is required to be purchased from licensed growth facilities at normal market prices, donated from a licensed patient or caregiver of medicinal cannabis, or grown in the Organization’s licensed cultivation facility. For the year ended December 31, 2018, donated inventory totaled $0. The Organization employs the full-absorption costing method to account for inventory.

Property and Equipment

Property and equipment are stated at cost and depreciated on the straight-line method over their estimated useful lives, typically two to five years. Donated property and equipment are recorded at their fair value at the date of donation. Such contributions of property are reported as net assets without donor restrictions, unless the donor has restricted the donated asset to a specific purpose. Assets donated with such restrictions are reported as contributions with donor restrictions. There were no donations of property and equipment during 2018. Property and equipment are reviewed annually for impairment or when events or circumstances indicate their carrying amount may not be recoverable. Repairs that significantly extend the lives of property and equipment are capitalized, while routine repairs and maintenance are expensed when incurred. Upon sale or disposal, the costs and related accumulated depreciation and amortization are removed and any resulting gain or loss is recognized in income.

Advertising

The Organization expenses advertising and marketing activities as they are incurred. Advertising and marketing expense was $155,402 for the year ended December 31, 2018.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk

The Organization maintains its cash accounts in various deposit accounts, the balances of which may periodically be in excess of federal insurable limits during the ordinary course of business.

Revenue

All of the Organization’s revenues are derived from the retail or wholesale sale of medicinal cannabis in Arizona.

Compensated Absences

We believe that any liability for accrued compensated absences is not significant to the financial statements and therefore, there has been no accrual for compensated absences.

Change in Accounting Principles

During 2016, FASB issued Accounting Standards Update (“ASU”) 2016-14, Not-for-Profit Entities (Topic 958) – Presentation of Financial Statements of Not-for-Profit Entities. The update addresses the complexity and understandability of net asset classification, deficiencies in information about liquidity and availability of resources, and the lack of consistency in the type of information provided about expenses and investment returns. We have implemented ASU 2016-14 and have adjusted the presentation in these financial statements accordingly.

Net Assets (Deficits)

Net assets (deficits), revenue, gains, and losses are classified based on the existence or absence of donor, grantor, or agency-imposed restrictions. Accordingly, net assets (deficits) and changes therein are classified and reported as follows:

Net Assets (Deficits) without Restrictions – Net assets available for use in general operations and not subject to donor (or grantor/agency) restrictions.

Net Assets with Restrictions – Net assets subject to donor (or certain grantor/agency) imposed restrictions. Some donor-imposed restrictions are temporary in nature, such as those that will be met by the passage of time or other events specified by the donor. Other donor-imposed restrictions are perpetual in nature, where the donor stipulates that resources be maintained in perpetuity. There were no net assets with restrictions as of and for the year ended December 31, 2018.

Contributions

The Organization accounts for contributions in accordance with U.S. GAAP, wherein, contributions received are recorded as increases in net assets with donor restrictions and without donor restrictions. Contributions of donated non-cash assets are recorded at their fair values in the period received. Arizona law allows for legal caregivers and qualified patients to make non-cash contributions of inventory; however, no such contributions were recorded on these financial statements.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Contributions – continued

The Organization records net assets with donor restrictions, whose restrictions are satisfied in the same reporting period, as net assets without donor restrictions when received. There were no contributions recognized during the year ended December 31, 2018. Contributions of donated services that create or enhance non-financial assets or that require specialized skills by individuals possessing those skills that would typically need to be purchased if not provided by donation are recorded at their fair values in the period received. No such donated services have been recognized for the year ended December 31, 2018.

Functional Allocation of Expenses

The costs of program and supporting services activities have been summarized on a functional basis in the statement of activities. The statement of functional expenses presents the natural classification of detail of expenses by function. Accordingly, certain costs have been allocated among the program and supporting services benefitted.

These expenses require allocation on a reasonable basis that is consistently applied. The expenses that are allocated include occupancy, which is allocated on a square footage basis, as well as labor costs, management fees, professional services, office expenses, insurance, travel and other, which are allocated on the basis of estimates of time and effort.

Sales Tax and Other Taxes

We collect various taxes from customers and are responsible to remit these amounts to applicable taxing authorities. The Organization’s accounting policy is to exclude these taxes from revenue and cost of sales.

Income Taxes

In accordance with the Act, the Organization is a registered non-profit entity under Arizona law, and therefore is not subject to state income tax. Due to the nature of the Organization’s activities under Federal law, the Organization is considered unable to qualify as a tax-exempt organization under Section 501 of the Internal Revenue Code of 1986, as amended (the “Code”).

Moreover, pursuant to Section 280E of the Code, the Organization may not be permitted to take tax deductions for certain operating expenses. Because the Organization is not a non-profit entity under Federal law, it is therefore subject to Federal income tax. Furthermore, costs of medicinal sales are the only deductible expenses under Federal case law. As a result, the entire deferred tax asset resulting from the net operating loss has been allowed for, as management does not expect to be able to realize the tax benefit of the net operating losses in the future. Management believes that the guidance under Code Section 280E has been appropriately applied.

U.S. GAAP, imposes a threshold for determining when an income tax benefit can be recognized. The threshold imposed for financial statement reporting is generally higher than the threshold imposed for claiming deductions in income tax returns. There is no liability, asset, or provision for income taxes reported by the Organization as a result of applying this threshold.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES – continued

Income Taxes – continued

The Organization adopted the accounting standard for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Organization may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. As a result of implementation of this guidance, management believes that any uncertainties do not represent a significant liability.

In the normal course of business, the Organization is subject to examination by taxing authorities. Generally, the Organization is no longer subject to examinations for income tax returns filed more than three years ago.

Deferred Tax Asset

As of December 31, 2018, the Organization has accumulated net operating losses available to offset future taxable income totaling $56,880. Generally, this would result in the recognition of a deferred tax asset, however due to the uncertainties of future tax laws with respect to the industry, management has elected to allow for any deferred assets and therefore $0 has been recognized in these financial statements.

Subsequent Events

Subsequent events have been evaluated through March 20, 2019, which is the date the financial statements were available to be issued.

NOTE 3 – LIQUIDITY AND AVAILABILITY

The Organization has approximately $2.7 million of financial assets available within one year of the statement of financial position date to meet cash needs for general expenditure, consisting of cash of $55,535, accounts receivable of $67,091, due from related party of $2,361,859, and inventory of $143,802. None of the financial assets are subject to donor or other contractual restrictions that make them unavailable for general expenditure within one year of the statement of financial position date. Management has a goal to maintain financial assets, which consist of cash, accounts receivable, and inventory, on hand to meet 60 days of normal operating expenses, which are, on average, approximately $610,000. Management has a policy to structure financial assets to be available as general expenditures, liabilities, and other obligations come due.

CJK Inc. dba Hana Meds
Notes to Financial Statements
December 31, 2018

NOTE 4 – INVENTORIES

Components of the Organization’s inventories as of December 31, 2018, consist of the following:

Flower	$77,882
Concentrates	44,246
Edibles	19,113
Accessories	1,507
Topicals	1,054
Total inventory	$143,802

NOTE 5 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2018 are summarized as follows:

Equipment	$28,238
Less: Accumulated depreciation	(9,994)
Net property and equipment	$18,244

Depreciation expense for the year ended December 31, 2018, totaled $5,348.

NOTE 6 – RELATED PARTY TRANSACTIONS

AC Management

The Organization entered into a management agreement with a company that is owned by certain members of the Organization’s Board of Directors. The management agreement calls for the Organization to reimburse all costs incurred. The agreement also calls for the payment of management fees of no less than 15% of revenues. Management fees expensed during 2018 totaled $500,243, a portion of which was allocated to program services. As of December 31, 2018 the amount due to the related party for management fees was $1,412,803.

During 2018, the Organization entered into transactions with the management company, wherein the management company owes the Organization $2,361,859 at December 31, 2018.

Broken Arrow Herbal Center, Inc.

The Organization occasionally makes sales to and purchases from a related dispensary with common management, officers, and board members. The medicinal sales to and purchases from the related dispensary totaled $404,246 and $1,141,710, for the year ending December 31, 2018. The total due to the related party for the year ended December 31, 2018 is $2,787,117.

CJK Inc. dba Hana Meds

Notes to Financial Statements

December 31, 2018

NOTE 7 – OPERATING LEASES

During the year ending December 31, 2018, the Organization restructured operating leases on the buildings in Kingman and Tempe, Arizona, from escalating rent agreements to new leases with no escalating rent agreements. As a result of these agreements the deferred rent liability recorded in prior years has been recognized as an operational gain of $1,246,937 in the current year’s statement of activities.

The non-cancelable operating leases expire in April 2040 with monthly payments of $4,000 and $12,730, for the Kingman and Tempe buildings, respectively. Both leases also call for monthly advisory fees of 10% of gross revenues starting January 1, 2019.

Future minimum rental payments on the non-cancelable leases are as follows as of December 31,

2019	$200,706
2020	200,706
2021	200,706
2022	200,706
2023	200,706
Thereafter	3,279,080
Total	$4,282,880

The total rental expense for the year ending December 31, 2018 was $307,732, a portion of which has been allocated to cost of medicinal sales.

NOTE 8– CONTINGENCIES

Periodically, the Organization may be contingently liable with respect to claims incidental to the ordinary course of its operations. In the opinion of management, and based on management’s consultation with legal counsel, the ultimate outcome of such matters will not have a materially adverse effect on the Organization. Accordingly, no provision has been made in the accompanying financial statements for losses, if any, which might result from the ultimate disposition of these matters should they arise.

Because the Organization is considered to be participating in an illegal activity under Federal law, all of the Organization’s assets are at risk of seizure or confiscation by Federal governmental agencies. However, management believes this is unlikely to occur.

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